Filed Pursuant to Rule 424(b)(3)

Registration No. 333-295199

Registration No. 333-297277

PROSPECTUS SUPPLEMENT NO. 9

(TO PROSPECTUS DATED MAY 1, 2026)

Up to 50,000,000 Common Shares

RUBICO INC.

This is a supplement (the “Prospectus Supplement”) to the prospectus, dated May 1, 2026 (as supplemented or amended from time to time, the “Prospectus”) of Rubico Inc. (the “Company”), which forms a part of the Company’s Registration Statement on Form F-1 (Registration Nos. 333-295199 and 333-297277), as amended from time to time.

This Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with the information contained in the Company’s Report on Form 6-K, furnished to the U.S. Securities and Exchange Commission (the “Commission”) on September 17, 2026 (the “Form 6-K”). Accordingly, the Form 6-K is attached to this Prospectus Supplement.

This Prospectus Supplement should be read in conjunction with, and delivered with, the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is September 17, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of September 2026

Commission File Number: 001-42684

Rubico Inc.
(Translation of registrant's name into English)

20 Iouliou Kaisara Str
19002, Paiania
Athens - Greece
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

On September 17, 2026, the Registrant issued a press release, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Exhibit 99.1. Press release dated September 17, 2026.

The information contained in this Report is hereby incorporated by reference into the Registrant’s registration statement on Form F-3 (File No. 333-297207).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Rubico Inc.
(Registrant)

Date: September 17, 2026	/s/ Nikolaos Papastratis
Nikolaos Papastratis
Chief Financial Officer

EXHIBIT 99.1

Rubico Announces Stock Dividend of 0.50 Common Shares for Each Outstanding Common Share with a Record Date of September 28, 2026

ATHENS, Greece, Sept. 17, 2026 (GLOBE NEWSWIRE) -- Rubico Inc. (Nasdaq: RUBI) (the “Company” or “Rubico”), a global provider of shipping transportation services specializing in the ownership of vessels, announced today that its board of directors has declared a stock dividend of 0.50 common shares for each common share outstanding. The stock dividend will be distributed on or about October 5, 2026 (the “Distribution Date”) to shareholders of record as of the close of business on September 28, 2026 (the “Record Date”). No fractional shares will be issued in connection with the stock dividend; any fractional shares resulting from the stock dividend will be paid in cash based on the closing price of the Company’s common shares on the Nasdaq Capital Market on the Record Date.

In addition, in accordance with the terms of the Company’s outstanding warrants, as a result of the stock dividend, immediately after the Record Date the exercise price of all of the Company’s warrants will be reduced by 33.33% and the number of common shares issuable upon exercise of the warrants will be increased by 50%.

As a result of “due bill” trading procedures expected to be established by Nasdaq, any purchasers of our common shares in the market through the Distribution Date for the stock dividend, expected to be October 5, 2026, will be entitled to receive the stock dividend, and holders of our common shares will need to hold their shares through and including the Distribution Date in order to receive the stock dividend.

The Company’s common shares are expected to begin trading on the Nasdaq Capital Market on a stock dividend-adjusted basis on or about October 6, 2026.

About the Company

Rubico Inc. is a global provider of shipping transportation services specializing in the ownership of vessels. The Company is an international owner and operator of two modern, fuel efficient, eco 157,000 dwt Suezmax tankers. Furthermore, the Company owns two 47,499 dwt MR tanker newbuildings scheduled for delivery in the third and fourth quarters of 2029 and a 60-meter newbuilding megayacht scheduled for delivery in the second quarter of 2027, which the Company intends to divest. In addition, the Company has entered into a share purchase agreement to acquire a shipowning company that owns one high-specification 47,499 dwt MR tanker newbuilding scheduled for delivery in the second quarter of 2029, with closing of this share purchase agreement to occur by September 30, 2026.

The Company is incorporated under the laws of the Republic of the Marshall Islands and has executive offices in Athens, Greece. The Company's common shares trade on the Nasdaq Capital Market under the symbol “RUBI”.

Please visit the Company’s website at: https://rubicoinc.com/

For further information please contact:
Nikolaos Papastratis
Chief Financial Officer
Rubico Inc.
Tel: +30 210 812 8107
Email: npapastratis@rubicoinc.com

Forward-Looking Statements

Matters discussed in this press release may constitute forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts, including statements regarding the declaration and payment of the stock dividend and the adjustment of the terms of the Company’s outstanding warrants.

The Company desires to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and is including this cautionary statement in connection with this safe harbor legislation. The words “believe,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “plan,” “potential,” “may,” “should,” “expect,” “pending” and similar expressions identify forward-looking statements. The forward-looking statements in this press release are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, our management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections. Please see the Company’s filings with the Securities and Exchange Commission for a more complete discussion of these and other risks and uncertainties. The information set forth herein speaks only as of the date hereof, and the Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication.